Media Contact	July 27, 2011
Andy Brimmer, 205-410-2777	For Immediate Release
Helen Todd, 205-969-5608
helen.todd@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Strong Results for Second Quarter 2011 and
Raises Full-Year Adjusted EBITDA Guidance

— Revenue Growth of 8.1%

— Discharge Growth of 6.1%

— Cash Provided by Operating Activities of $67.8 Million

— Adjusted EBITDA of $115.3 Million

Announces Intent to Call Remainder of 10.75% Senior Notes in Third Quarter

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS), the nation’s largest owner and operator of inpatient rehabilitation hospitals, today reported its results of operations for the second quarter ended June 30, 2011.

“The strength of our business model was again evident in the second quarter as net operating revenues increased 8.1% and Adjusted EBITDA grew 14.8% due to a 6.1% increase in the number of patients treated in our hospitals and disciplined expense management by our hospitals’ leadership teams,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “Most importantly, our quality metrics continued to outpace industry averages as our hospitals maintained their focus on providing a higher level of rehabilitative care to patients in need of such care. We also enhanced our balance sheet with the repayment of $335 million of our most expensive debt, and we plan to redeem the balance of this debt in the third quarter of 2011. The repayment of the remaining portion of our 10.75% Senior Notes is expected to decrease our interest expense by approximately $18 million in the second half of the year compared to the first half of 2011. Based on the solid results of the first two quarters, we are updating our guidance for 2011.”

Second Quarter Results

•
Consolidated net operating revenues were $505.1 million for the second quarter of 2011 compared to $467.3 million for the second quarter of 2010, an increase of 8.1%. This increase was attributable to a 6.1% increase in patient discharges and a 2.6% increase in net patient revenue per discharge. Discharge growth included a 3.5% increase in same-store discharges, with the remainder coming from hospitals opened or acquired in the prior 12 months. Net patient revenue per discharge increased primarily due to pricing adjustments.

•
Income from continuing operations attributable to HealthSouth per share for the second quarter of 2011 included the following non-recurring and tax-related items that in aggregate decreased earnings by $0.33 per share for the three months ended June 30, 2011 compared to the same period of 2010:

—	a $26.1 million, or $0.28 per share, pre-tax loss on early extinguishment of debt resulting from the optional redemption in June 2011 of $335 million in principal of our 10.75% Senior Notes due 2016;

—
a $12.5 million, or $0.13 per share, increase in income tax expense in the second quarter of 2011 compared to the same period of 2010 resulting from the Company’s reversal of a substantial portion of its valuation allowance in the fourth quarter of 2010;

—	a $10.6 million, or $0.11 per share, pre-tax gain related to a recovery from a disloyal former employee; and

—
a $2.7 million, or $0.03 per share, pre-tax increase in professional fees—accounting, tax, and legal in the second quarter of 2011 compared to the same period of 2010 due primarily to our obligation to pay 35% of any recoveries from the disloyal former employee to the attorneys for the derivative shareholder plaintiffs.

After giving effect to these items, income from continuing operations attributable to HealthSouth per share for the three months ended June 30, 2011 was $0.14 per share compared to $0.40 per share for the same period of 2010. The Company’s basic and diluted earnings per share were the same for both periods.

•
Cash flows provided by operating activities were $156.9 million for the six months ended June 30, 2011 compared to $173.1 million for the same period of 2010. Cash flows provided by operating activities for the six months ended June 30, 2011 included $18.0 million related to the premium associated with the redemption of a portion of our 10.75% Senior Notes in June 2011 and a $16.7 million decrease in the liability associated with refunds due patients and other third party payors. The decrease in this liability primarily related to payments associated with previously disclosed settlements related to audits of unclaimed property.

•
Adjusted EBITDA (see attached supplemental information) for the three months ended June 30, 2011 was $115.3 million compared to $100.4 million for the three months ended June 30, 2010, an increase of 14.8%. This improvement was driven by continued revenue growth and effective expense management.

•
Adjusted free cash flow for the three months ended June 30, 2011 was $63.5 million compared to $52.6 million for the same period of 2010. The increase in adjusted free cash flow primarily resulted from growth in Adjusted EBITDA and the expiration of our interest rate swaps in March 2011. As anticipated, this growth was partially offset by increased interest expense and maintenance capital expenditures.

“During the second quarter, we continued to improve our capital structure through two significant transactions,” said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. “We amended our credit facility adding a $100 million term loan component, extending the maturity of our revolver to May 2016, and lowering our LIBOR spread by 100 basis points. We also repaid $335 million of our expensive 10.75% Senior Notes. Additionally, we agreed to sell five of our six long-term acute care hospitals. This transaction has purchase price consideration of approximately $117.5 million and is expected to close next week. It is our intent to use the proceeds from this transaction together with cash-on-hand and capacity under our revolving credit facility to redeem the balance of the 10.75% Senior Notes.”

2011 Guidance

When considering the Company’s full-year 2011 guidance, it is important to understand the following:

•
In the Company’s Current Report on Form 8-K dated February 17, 2011 and related earnings release, the Company provided 2011 guidance which consisted of Adjusted EBITDA in the range of $440 million to $450 million and income from continuing operations attributable to HealthSouth per diluted share in the range of $1.01 to $1.06 per diluted share. This guidance assumed the inclusion of the Company’s six long-term acute care hospitals (“LTCHs”) in continuing operations for 2011.

•
In the Company’s Current Report on Form 8-K dated April 28, 2011 and related earnings release, the Company provided 2011 guidance which consisted of Adjusted EBITDA in the range of $440 million to $450 million and income from continuing operations attributable to HealthSouth per diluted share in the range of $1.28 to $1.33 per diluted share. The $0.27 per share increase in the earnings per share guidance resulted from the income tax benefit recorded by the Company in the first quarter of 2011 (see attached supplemental schedule). In addition, the Company stated it expected to be at the high end of, or higher than, these guidance ranges. This guidance also assumed the inclusion of the Company’s six LTCHs in continuing operations for 2011.

•
On May 17, 2011, the Company entered into an agreement to sell substantially all of the assets of all six of its LTCHs. In 2010, the LTCHs contributed $17.5 million of Adjusted EBITDA to the Company’s consolidated results. As discussed below, the LTCHs were reclassified to discontinued operations in the second quarter of 2011, with retroactive application of this reclassification made to all prior periods. With the Company’s six LTCHs no longer included in continuing operations, on this date, the Company raised its Adjusted EBITDA guidance for 2011 to the high end of, or higher than, its range of $440 million to $450 million, now exclusive of its six LTCHs for all of 2011.

•
On June 15, 2011, and as discussed above, the Company completed a call of $335 million in principal of its 10.75% Senior Notes due 2016. The Company intends to redeem the remainder of its 10.75% Senior Notes due 2016 in the third quarter of 2011 using the proceeds from the sale of five of its LTCHs, as discussed below, cash on hand, and availability under its revolving credit facility. As a result of these transactions, the Company recorded a $26.1 million loss on early extinguishment of debt in the second quarter of 2011 and expects to record an approximate additional $13 million loss on early extinguishment of debt in the third quarter of 2011. Also as a result of these transactions, interest expense is expected to be approximately $52 million in the second half of 2011 compared to $70.0 million in the first half of 2011.

Based on its results for the first half of 2011, the reclassification of its six LTCHs to discontinued operations for all of 2011, and its capital structure enhancements, the Company is:

•	updating its full-year 2011 Adjusted EBITDA guidance to a range of $447 million to $453 million.

•
updating its full-year 2011 earnings per share guidance to $1.17 to $1.22 per share. This revision is resulting primarily from the dilutive impact of the loss on early extinguishment of debt associated with the complete retirement of the 10.75% Senior Notes. Basic and diluted earnings per share are expected to be the same for 2011.

Reclassifications

As previously announced, on May 17, 2011, the Company entered into a definitive agreement with certain subsidiaries of LifeCare Holdings, Inc. (collectively, the “Buyer”), pursuant to which we agreed to sell, and the Buyer agreed to acquire, substantially all of the assets of all six of our long-term acute care hospitals (“LTCHs”) for approximately $120 million, consisting of cash and retained working capital. On July 21, 2011, the Company and the Buyer amended the definitive agreement to remove HealthSouth Hospital of Houston (the “Houston LTCH”) from the sale transaction and reduce the aggregate purchase price by $2.5 million to $117.5 million. HealthSouth expects to close the Houston LTCH in the third quarter of 2011 and sell the related real estate.

Accordingly, the Company reclassified its condensed consolidated balance sheet as of December 31, 2010 to present the assets and liabilities of all six of its LTCHs as held for sale. The Company also reclassified its condensed consolidated statements of operations and condensed consolidated statements of cash flows for the 2010 periods presented in this document to include these facilities and their results of operations as discontinued operations.

The transaction to sell five of the Company’s LTCHs is expected to close next week.

Earnings Conference Call and Webcast

The Company will host an investor conference call at 9:30 a.m. Eastern Time on Thursday, July 28, 2011 to discuss its results for the second quarter of 2011. For reference during the call, the Company will post certain supplemental slides at http://investor.healthsouth.com.

The conference call may be accessed by dialing 877-587-6761 and giving the pass code 70160041. International callers should dial 706-679-1635 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from July 28 until August 11, 2011. To access the replay, please dial 800-642-1687. International callers should dial 706-645-9291. The webcast will also be archived for replay purposes after the live broadcast at http://investor.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of revenues, number of hospitals, and patients treated and discharged. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injury, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Other Information

The information in this press release is summarized and should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, when filed, as well as the Company’s Current Report on Form 8-K filed on July 27, 2011. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its July 28, 2011 earnings call.

The Company expects to file its second quarter 2011 Form 10-Q next week. When filed, the report can be found on the Company’s website at http://investor.healthsouth.com and the SEC’s website at www.sec.gov.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In Millions, Except Per Share Data)

Net operating revenues	$505.1	$467.3	$1,011.1	$925.9
Operating expenses:
Salaries and benefits	241.6	226.2	485.6	452.5
Other operating expenses	75.4	70.8	146.3	132.0
General and administrative expenses	27.4	26.7	54.3	53.0
Supplies	26.2	25.0	52.0	49.2
Depreciation and amortization	19.6	17.8	39.1	35.3
Occupancy costs	12.1	10.7	23.7	21.6
Provision for doubtful accounts	5.0	5.2	9.8	11.1
Loss on disposal of assets	1.0	0.4	1.1	0.4
Government, class action, and related settlements	(10.6)	-	(10.6)	-
Professional fees—accounting, tax, and legal	8.4	5.7	12.2	8.6
Total operating expenses	406.1	388.5	813.5	763.7
Loss on early extinguishment of debt	26.1	0.1	26.1	0.4
Interest expense and amortization of debt discounts and fees	34.9	30.1	70.0	60.6
Other income	(0.7)	(1.4)	(1.3)	(2.1)
(Gain) loss on interest rate swaps	-	(0.3)	-	4.0
Equity in net income of nonconsolidated affiliates	(3.2)	(2.6)	(5.7)	(5.2)
Income from continuing operations before income tax
expense (benefit)	41.9	52.9	108.5	104.5
Provision for income tax expense (benefit)	11.2	(1.3)	3.8	1.1
Income from continuing operations	30.7	54.2	104.7	103.4
Income from discontinued operations, net of tax	1.6	3.3	19.1	4.6
Net income	32.3	57.5	123.8	108.0
Less: Net income attributable to noncontrolling interests	(10.4)	(10.2)	(22.1)	(20.0)
Net income attributable to HealthSouth	21.9	47.3	101.7	88.0
Less: Convertible perpetual preferred stock dividends	(6.5)	(6.5)	(13.0)	(13.0)
Net income attributable to HealthSouth
common shareholders	$15.4	$40.8	$88.7	$75.0

Weighted average common shares outstanding:
Basic	93.3	92.8	93.2	92.7
Diluted	109.5	108.2	109.3	108.2

Basic and diluted earnings per common share:
Income from continuing operations attributable
to HealthSouth common shareholders	$0.14	$0.40	$0.74	$0.76
Income from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	0.03	0.04	0.21	0.05
Net income attributable to HealthSouth
common shareholders	$0.17	$0.44	$0.95	$0.81

Amounts attributable to HealthSouth common shareholders:
Income from continuing operations	$19.4	$43.9	$81.6	$83.4
Income from discontinued operations, net of tax	2.5	3.4	20.1	4.6
Net income attributable to HealthSouth	$21.9	$47.3	$101.7	$88.0

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2011	2010
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$60.3	$48.3
Accounts receivable, net of allowance for doubtful accounts of
$21.5 in 2011; $22.7 in 2010	212.8	206.7
Other current assets	155.4	151.2
Total current assets	428.5	406.2
Property and equipment, net	642.5	642.6
Goodwill	420.3	420.3
Intangible assets, net	45.1	48.8
Deferred income tax assets	662.7	679.3
Other long-term assets	178.3	174.9
Total assets	$2,377.4	$2,372.1

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable	$45.4	$44.6
Accrued expenses and other current liabilities	273.7	314.7
Total current liabilities	319.1	359.3
Long-term debt, net of current portion	1,440.1	1,496.8
Other long-term liabilities	134.2	130.8
	1,893.4	1,986.9
Commitments and contingencies
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ equity (deficit):
HealthSouth shareholders’ equity (deficit)	13.5	(85.2)
Noncontrolling interests	83.1	83.0
Total shareholders’ equity (deficit)	96.6	(2.2)
Total liabilities and shareholders’ equity (deficit)	$2,377.4	$2,372.1

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2011	2010
	(In Millions)
Cash flows from operating activities:
Net income	$123.8	$108.0
Income from discontinued operations	(19.1)	(4.6)
Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	9.8	11.1
Provision for government, class action, and related settlements	(10.6)	-
Depreciation and amortization	39.1	35.3
Loss on interest rate swaps	-	4.0
Loss on early extinguishment of debt	26.1	0.4
Equity in net income of nonconsolidated affiliates	(5.7)	(5.2)
Distributions from nonconsolidated affiliates	5.5	3.3
Stock-based compensation	9.5	7.8
Deferred tax expense	5.2	2.1
Other	3.0	2.9
(Increase) decrease in assets—
Accounts receivable	(15.9)	(17.1)
Other assets	(9.7)	(5.8)
Income tax refund receivable	(2.6)	4.3
Increase (decrease) in liabilities—
Accounts payable	0.8	(2.2)
Accrued interest	2.0	6.7
Other liabilities	12.6	16.2
Premium received on bond issuance	4.1	-
Premium paid on redemption of bonds	(18.0)	-
Refunds due patients and other third-party payors	(16.7)	(0.6)
Government, class action, and related settlements	6.5	(0.8)
Net cash provided by operating activities of discontinued operations	7.2	7.3
Total adjustments	52.2	69.7
Net cash provided by operating activities	156.9	173.1

(Continued)

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2011	2010
	(In Millions)
Cash flows from investing activities:
Capital expenditures	(35.5)	(29.1)
Acquisition of a business, net of cash acquired	-	(9.9)
Purchase of restricted investments	(7.9)	(13.3)
Proceeds from sale of restricted investments	0.6	10.0
Net change in restricted cash	5.3	18.1
Net settlements on interest rate swaps	(10.9)	(23.1)
Other	(0.5)	(0.4)
Net cash (used in) provided by investing activities of
discontinued operations	(0.3)	7.6
Net cash used in investing activities	(49.2)	(40.1)

Cash flows from financing activities:
Principal borrowings on term loan	100.0	-
Proceeds from bond issuance	120.0	-
Principal payments on debt, including pre-payments	(335.9)	(3.8)
Borrowings on revolving credit facility	190.0	-
Payments on revolving credit facility	(128.0)	-
Principal payments under capital lease obligations	(6.8)	(7.2)
Debt issue costs	(4.2)	-
Dividends paid on convertible perpetual preferred stock	(13.0)	(13.0)
Distributions paid to noncontrolling interests of
consolidated affiliates	(22.2)	(18.3)
Other	4.3	0.9
Net cash used in financing activities	(95.8)	(41.4)

Increase in cash and cash equivalents	11.9	91.6
Cash and cash equivalents at beginning of period	48.3	80.7
Cash and cash equivalents of facilities held for sale
at beginning of period	0.1	0.3
Less: Cash and cash equivalents of facilities held for
sale at end of period	-	-
Cash and cash equivalents at end of period	$60.3	$172.6

HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	QTD Prior EPS Measure (1)		QTD GAAP EPS Measure (2)
	Q2 2010		Q2 2010		Q2 2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$100.4		$100.4		$115.3
Interest expense and amortization of
debt discounts and fees	(30.1)		(30.1)		(34.9)
Depreciation and amortization	(17.8)		(17.8)		(19.6)
Stock-based compensation expense	(4.0)		(4.0)		(5.3)
Other, including non-cash loss on
disposal of assets	(0.4)		(0.4)		(1.0)
	48.1		48.1		54.5
Certain nonrecurring expenses:
Government, class action, and related
settlements	-		-		10.6
Professional fees - accounting, tax,
and legal	-		(5.7)		(8.4)
Gain on interest rate swaps	-		0.3		-
Loss on early extinguishment of debt	(0.1)		(0.1)		(26.1)
Pre-tax income	48.0		42.6		30.6
Income tax (expense) benefit	(2.9)	(3)	1.3	(4)(5)	(11.2)	(4)(6)
Income from continuing operations	$45.1	(1)	$43.9	(2)	$19.4	(2)

Basic shares	92.8		92.8		93.3
Diluted shares	108.2		108.2		109.5

Basic earnings per share	$0.49		$0.40	(2)(7)	$0.14	(2)(7)
Diluted earnings per share	$0.42		$0.40	(2)(7)	$0.14	(2)(7)

(1)
Adjusted income from continuing operations. This non-GAAP measure was part of our historical guidance. A reconciliation of adjusted income from continuing operations to the corresponding GAAP measure can be found on page 11. Amounts have been recast for the inclusion of the Company’s LTCHs in discontinued operations.

(2)	Income from continuing operations attributable to HealthSouth.
(3)	Current period amounts in income tax provision.
(4)	Actual tax provision recorded for the period.
(5)
During the second quarter of 2010, the Company maintained a valuation allowance against substantially all of its deferred tax assets. A substantial portion of the valuation allowance was released in the fourth quarter of 2010.

(6)	Cash income taxes for the second quarter of 2011 were $1.7 million.
(7)
Adding back the dividends for the Company’s convertible perpetual preferred stock to income from continuing operations causes a per share increase when calculating diluted earnings per share resulting in an antidilutive per share amount. Therefore, basic and diluted earnings per share are the same. A computation of basic and diluted earnings per share can be found in Note 9, Earnings per Common Share, to the condensed consolidated financial statements included in Part I, Item 1, Financial Statements (Unaudited), of our Form 10-Q for the quarterly period ended June 30, 2011, when filed.

HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	YTD Prior EPS Measure (1)		YTD GAAP EPS Measure (2)
	Q2 2010		Q2 2010		Q2 2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$201.6		$201.6		$232.8
Interest expense and amortization of
debt discounts and fees	(60.6)		(60.6)		(70.0)
Depreciation and amortization	(35.3)		(35.3)		(39.1)
Stock-based compensation expense	(7.8)		(7.8)		(9.5)
Other, including non-cash loss on
disposal of assets	(0.4)		(0.4)		(1.1)
	97.5		97.5		113.1
Certain nonrecurring expenses:
Government, class action, and related
settlements	-		-		10.6
Professional fees - accounting, tax,
and legal	-		(8.6)		(12.2)
Loss on interest rate swaps	-		(4.0)		-
Loss on early extinguishment of debt	(0.4)		(0.4)		(26.1)
Pre-tax income	97.1		84.5		85.4
Income tax (expense) benefit	(4.4)	(3)	(1.1)	(4)(5)	(3.8)	(4)(6)
Income from continuing operations	$92.7	(1)	$83.4	(2)	$81.6	(2)

Basic shares	92.7		92.7		93.2
Diluted shares	108.2		108.2		109.3

Basic earnings per share	$1.00		$0.76	(2)(7)	$0.74	(2)(7)
Diluted earnings per share	$0.86		$0.76	(2)(7)	$0.74	(2)(7)

(1)
Adjusted income from continuing operations. This non-GAAP measure was part of our historical guidance. A reconciliation of adjusted income from continuing operations to the corresponding GAAP measure can be found on page 11. Amounts have been recast for the inclusion of the Company’s LTCHs in discontinued operations

(2)	Income from continuing operations attributable to HealthSouth.
(3)	Current period amounts in income tax provision.
(4)	Actual tax provision recorded for the period.
(5)
During the first half of 2010, the Company maintained a valuation allowance against substantially all of its deferred tax assets. A substantial portion of the valuation allowance was released in the fourth quarter of 2010.

(6)
Includes a $0.27 per diluted share benefit related to the Company’s settlement of federal income tax claims with the IRS for tax years 2007 and 2008 and a reduction in unrecognized tax benefits due to the lapse of the statute of limitations for certain federal and state claims. Cash income taxes for the six months ended June 30, 2011 were $4.2 million.

(7)
Adding back the dividends for the Company’s convertible perpetual preferred stock to income from continuing operations causes a per share increase when calculating diluted earnings per share resulting in an antidilutive per share amount. Therefore, basic and diluted earnings per share are the same. A computation of basic and diluted earnings per share can be found in Note 9, Earnings per Common Share, to the condensed consolidated financial statements included in Part I, Item 1, Financial Statements (Unaudited), of our Form 10-Q for the quarterly period ended June 30, 2011, when filed.

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In Millions)
Net income	$32.3	$57.5	$123.8	$108.0
Income from discontinued operations, net of
tax, attributable to HealthSouth	(2.5)	(3.4)	(20.1)	(4.6)
Provision for income tax expense (benefit)	11.2	(1.3)	3.8	1.1
(Gain) loss on interest rate swaps	-	(0.3)	-	4.0
Interest expense and amortization of debt
discounts and fees	34.9	30.1	70.0	60.6
Loss on early extinguishment of debt	26.1	0.1	26.1	0.4
Professional fees—accounting, tax, and legal	8.4	5.7	12.2	8.6
Government, class action, and related settlements	(10.6)	-	(10.6)	-
Net noncash loss on disposal of assets	1.0	0.4	1.1	0.4
Depreciation and amortization	19.6	17.8	39.1	35.3
Stock-based compensation expense	5.3	4.0	9.5	7.8
Net income attributable to noncontrolling interests	(10.4)	(10.2)	(22.1)	(20.0)
Adjusted EBITDA	$115.3	$100.4	$232.8	$201.6

Reconciliation of Net Income to Adjusted Income from Continuing Operations

	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010
	(In Millions, Except Per Share Data)
Net income	$57.5	$108.0
Income from discontinued operations, net of tax,
attributable to HealthSouth	(3.4)	(4.6)
Net income attributable to noncontrolling interests	(10.2)	(20.0)
Income from continuing operations
attributable to HealthSouth	43.9	83.4

Professional fees – accounting, tax, and legal	5.7	8.6
(Gain) loss on interest rate swaps	(0.3)	4.0
Adjustment for prior period amounts in tax provision	(4.2)	(3.3)
Adjusted income from continuing operations	45.1	92.7

Adjusted income from continuing operations
per diluted share	$0.42	$0.86

Weighted average common shares outstanding:
Basic	92.8	92.7
Diluted	108.2	108.2

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Cash Provided by Operating Activities
to Adjusted Free Cash Flow

	Three Months	Three Months	Six Months	Six Months	Year
	Ended	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,	December 31,
	2011	2010	2011	2010	2010
	(In Millions)
Net cash provided by operating
activities	$67.8	$88.3	$156.9	$173.1	$331.0
Impact of discontinued operations	(5.1)	(5.8)	(7.2)	(7.3)	(13.2)
Net cash provided by
operating activities of
continuing operations	62.7	82.5	149.7	165.8	317.8
Capital expenditures for maintenance	(13.2)	(7.6)	(22.3)	(12.8)	(37.9)
Net settlements on interest rate swaps	-	(11.2)	(10.9)	(23.1)	(44.7)
Dividends paid on convertible perpetual
preferred stock	(6.5)	(6.5)	(13.0)	(13.0)	(26.0)
Distributions paid to noncontrolling
interests of consolidated affiliates	(8.9)	(7.2)	(22.2)	(18.3)	(34.4)
Non-recurring items:
Income tax refunds related to
prior periods	(0.4)	(3.1)	(3.4)	(9.7)	(13.5)
Premium received on bond issuance	-	-	(4.1)	-	-
Premium paid on redemption of bonds	18.0	-	18.0	-	-
Cash paid for:
Professional fees - accounting, tax,
and legal	8.4	5.7	12.2	8.6	17.2
Government, class action, and related
settlements, including certain
settlements related to unclaimed
property	3.4	-	7.7	0.8	2.9
Adjusted free cash flow	$63.5	$52.6	$111.7	$98.3	$181.4

For the three months ended June 30, 2011, net cash used in investing activities was $25.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the three months ended June 30, 2011 was $122.7 million and resulted primarily from net debt payments, including the June 2011 optional redemption of $335 million of the Company’s 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

For the three months ended June 30, 2010, net cash used in investing activities was $13.9 million and resulted primarily from capital expenditures, including the acquisition of an inpatient rehabilitation hospital, net settlement payments related to interest rate swaps, and net purchases of restricted investments offset by a decrease in restricted cash. Net cash used in financing activities during the three months ended June 30, 2010 was $18.7 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and net debt payments.

For the six months ended June 30, 2011, net cash used in investing activities was $49.2 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by a decrease in restricted cash. Net cash used in financing activities during the six months ended June 30, 2011 was $95.8 million and resulted primarily from net debt payments, including the June 2011 optional redemption of $335 million of the Company’s 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

For the six months ended June 30, 2010, net cash used in investing activities was $40.1 million and resulted primarily from capital expenditures, including the acquisition of an inpatient rehabilitation hospital, and net settlement payments related to interest rate swaps offset by a decrease in restricted cash and proceeds from the sale of our hospital in Baton Rouge, Louisiana. Net cash used in financing activities during the six months ended June 30, 2010 was $41.4 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and net debt payments.

For the year ended December 31, 2010, net cash used in investing activities was $125.9 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, acquisitions of businesses, and net purchases of restricted investments offset by a decrease in restricted cash and proceeds from the sale of the Company’s hospital in Baton Rouge. Net cash used in financing activities during the year ended December 31, 2010 was $237.7 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, the timing of the redemption of senior notes, the timing or outcome of the HHS-OIG investigation, the ability to close the long-term acute care hospital disposition when and as previously announced, HealthSouth’s business strategy, its financial plans, its future financial performance, or its projected business results, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, the possibility the sale of the long-term acute care hospitals will not close, the risk of a significant adjustment to the purchase price, and regulatory delay in closing that sale; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully complete and integrate acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and our ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarters ended June 30, 2011 (expected to be filed next week) and March 31, 2011.